UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 5, 2014 (May 30, 2014)

American Realty Capital Healthcare Trust II, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-55201	38-3888962
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

St. Andrews Medical Park, Venice, FL and Countryside Medical Arts Facility, Safety Harbor, FL

On May 30, 2014, following the completion of its due diligence review of St. Andrews Medical Park located in Venice, Florida (“St. Andrews”) and Countryside Medical Arts Facility located in Safety Harbor, Florida (“Countryside” and collectively with St. Andrews, the “Properties”), American Realty Capital Healthcare Trust II, Inc. (the “Company”) finalized the prerequisite conditions to acquire the Properties and assumed the obligations of an affiliate of its sponsor under the purchase and sale agreement, dated April 14, 2014, with AW St. Andrews, LLC and AW Countryside, LLC, as sellers, related to the Properties. Pursuant to the terms of the purchase and sale agreement, the Company’s obligation to close upon the acquisition was subject to the satisfactory completion of a due diligence review of the Properties, among other customary conditions. The purchase and sale agreement contains customary representations and warranties by the seller.

The description of the Properties set forth in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01 in its entirety.

Item 2.01. Completion of Acquisition or Disposition of Assets.

St. Andrews Medical Park, Venice, FL

On May 30, 2014, the Company, through a wholly-owned subsidiary of its operating partnership, consummated its acquisition of St. Andrews for a purchase price of $13.3 million. The seller of St. Andrews has no material relationship with the Company and the acquisition was not an affiliated transaction. The Company funded the acquisition of St. Andrews with $6.5 million in proceeds from its ongoing initial public offering of common stock and the assumption of $6.8 million in existing mortgage debt allocated to St. Andrews under the Acquired Mortgage discussed below.

St. Andrews contains 60,441 rentable square feet and is 95.3% leased to 11 tenants as of May 30, 2014. The following table provides information relating to lease commencement and termination dates, rentable square feet, rental escalations, renewal options and annualized cash rental income for the tenants that represent over 10% of the total annualized rental income of St. Andrews:

Tenant	Lease Commencement Date	Lease Termination Date	Rentable Square Feet	Annualized Cash Rental Income (in thousands)	Rental Escalations	Renewal Options
Surgicare of St. Andrews, LTD	April 2005	March 2016	12,189	$0.3 million	3.0% annually	None
Center for Sight, P.A.	January 2005	December 2020	17,292	$0.4 million	Lesser of CPI(1) or 3.0%	None
Heart Institute of Venice P.L.L.C.	August 2005	September 2017	7,383	$0.2 million	3.0 % annually	None

_______________________

(1)	Consumer Price Index

Countryside Medical Arts Facility, Safety Harbor, FL.

On May 30, 2014, the Company, through a wholly-owned subsidiary of its operating partnership, consummated its acquisition of Countryside for a purchase price of $9.3 million. The seller of Countryside has no material relationship with the Company and the acquisition was not an affiliated transaction. The Company funded the acquisition of Countryside with $3.2 million in proceeds from its ongoing initial public offering of common stock and the assumption of $6.1 million in existing mortgage debt allocated to Countryside under the Acquired Mortgage discussed below.

Countryside contains 50,972 rentable square feet and is 100.0% leased to Diagnostic Clinic Medical Group, P.A. The lease is net whereby the tenant is required to pay substantially all operating expenses, excluding a majority of costs to maintain and repair the roof and structure of the building, in addition to base rent. The lease has an original 20-year term which commenced in January 2005 and expires in December 2024 and contains annual rental escalations equal to the CPI, not to exceed 4.0% and two five-year renewal options. The annualized cash rental income for the initial term is $0.8 million.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Assumed General Electric Capital Corporation Mortgage Debt

The Properties are encumbered by an existing mortgage (the “Mortgage”) pursuant to a loan agreement and related documents, dated as of April 18, 2012, by and between AW St. Andrews, LLC and AW Countryside, LLC, as borrowers (the “Borrowers”) and General Electric Capital Corporation (the “Lender”). In connection with the Company’s acquisition of the Properties, the Company, American Realty Capital Healthcare Trust II Operating Partnership, L.P., the Company’s operating partnership (the “OP”), the Borrowers and the Lender entered into an Assumption and Modification Agreement (the “Assumption Agreement”). Pursuant to the Assumption Agreement, the Borrowers confirmed their obligations under the Mortgage and the OP agreed to replace the Borrowers.

Pursuant to the Assumption Agreement, the Company paid the Lender aggregate transfer fees of $0.1 million.

The Mortgage had an aggregate original principal balance of $13.7 million and was comprised of $13.2 million of fixed rate debt and $0.5 million of floating rate debt. At closing, the floating rate debt was repaid to the Lender and the Company assumed a $12.9 million mortgage note payable (the “Acquired Mortgage”) secured by the Properties. The Acquired Mortgage requires a payment of monthly principal and interest payments with all principal outstanding being due on the maturity date in April 2019. The Acquired Mortgage bears interest at 5.985% per annum through July 2017 and thereafter bears interest at LIBOR plus 3.5% per annum. The Acquired Mortgage may be prepaid at any time, in whole or in part, with break costs, if applicable. In the event of a default, the lender has the right to terminate its obligations under the Acquired Mortgage and to accelerate the payment on any unpaid principal amount of the Acquired Mortgage.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST II, INC.

Date: June 5, 2014	By:	/s/ Thomas P. D’Arcy
Thomas P. D’Arcy
Chief Executive Officer